Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-267627) and S-8 (No. 333-237078), of our report dated March 29, 2023 included in this Annual Report on Form 10-K of QHSLab, Inc. and Subsidiary (the “Company”), relating to the consolidated balance sheets as of December 31, 2022 and the consolidated statements of operations, stockholders’ equity, and cash flows of the Company for the year ended December 31, 2022, including the related notes.

/s/ Accell Audit and Compliance, PA.

Tampa, Florida

March 29, 2023